Exhibit 4.27

Form of Warrant

THIS SECURITY AND THE ORDINARY SHARES ISSUABLE UPON EXERCISE OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE.  BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1)          REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS AN ACCREDITED INVESTOR (WITHIN THE MEANING OF RULE 501(a) UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

(2)          AGREES FOR THE BENEFIT OF ENTERA BIO LTD. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT:

(A)          TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR

(B)          PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR

(C)          TO AN ACCREDITED INVESTOR IN COMPLIANCE WITH SECTION 4(a)(7) OF THE SECURITIES ACT, OR

(D)          PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE COMPANY’S WARRANT AGENT RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

SECURITIES EVIDENCED HEREBY AND ORDINARY SHARES OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.

ORDINARY SHARE PURCHASE WARRANT

For the Purchase of [_____] Ordinary Shares

of

ENTERA BIO LTD.

Series Investors Warrants

Warrant Shares: [ ]	Initial Exercise Date: December 11, 2019
Warrant Number: [ ]	Issue Date: [ ], 2019

CUSIP:  N/A
ISIN:  N/A

THIS ORDINARY SHARE PURCHASE WARRANT (the “Warrant”) certifies that, for value received, American Stock Transfer & Trust Company, LLC, as Warrant Agent, on behalf of the Persons whose names the Warrants are registered in the relevant Warrant Register (the “Holders”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after December 11, 2019 (the “Initial Exercise Date”) and on or prior to 5:00 p.m., New York City time, on the third (3) year anniversary of the Initial Exercise Date, subject to early acceleration as set forth in Section 3(h) below (the “Termination Date”) but not thereafter, to subscribe for and purchase from Entera Bio Ltd., a company limited by shares incorporated under the laws of Israel (the “Company”), up to the number of Ordinary Shares shown on Schedule 1 hereto (as subject to adjustment hereunder, the “Warrant Shares”).  The purchase price of one Ordinary Share under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1.          Definitions.  In addition to the terms defined elsewhere in this Warrant, the following terms shall have the meanings indicated in this Section 1:

“2018 Plan” means the 2018 Equity Incentive Plan governing the issuance of equity incentive awards from and after the Company’s initial public offering on July 2, 2018.

“Accredited Investor” has the meaning set forth in Rule 501 of Regulation D promulgated under the Securities Act.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Adjustment Right” means any right granted with respect to any securities issued in connection with, or with respect to, any issuance or sale (or deemed issuance or sale in accordance with Section 3(b)) of Ordinary Shares (other than rights of the type described in Section 3(f) and (g) hereof) that could result in a decrease in the net consideration received by the Company in connection with, or with respect to, such securities (including, without limitation, any cash settlement rights, cash adjustment or other similar rights).

“Bloomberg” means Bloomberg L.P.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or Israel or any day on which banking institutions in the State of New York or Israel are authorized or required by law or other governmental action to close.

“Calculation Period” means the 10 consecutive Trading Day period beginning on, and including, the Trading Day immediately following the Cashless Exercise Date for a Warrant.

“Cashless Exercise Date” means the date on which a Holder complies with the applicable requirements for cashless exercise as set forth in Sections 2(a) and 2(c); provided that, if such date is not a Trading Day or the Holder satisfies such requirements after 5:00 p.m. on a Trading Day, then the Cashless Exercise Date shall be (i) the immediately succeeding Trading Day, or (ii) if such date is the Termination Date, the immediately preceding Trading Day.

“Commission” means the United States Securities and Exchange Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) Ordinary Shares or options to employees, officers, consultants or directors of the Company pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, provided, however, issuances to consultants shall not exceed 250 Ordinary Shares during any calendar quarter (it being understood that this limitation, if applied to an issuance of options to consultants during any calendar quarter, shall not apply to subsequent exercises of such options), (b) securities to be sold pursuant to and issuable upon the exercise or exchange of any securities issued pursuant to this Warrant and/or rights, options or other securities exercisable or exchangeable for or convertible into Ordinary Shares issued and outstanding as of December 11, 2019, provided that such securities have not been amended since December 11, 2019 to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of any such securities, (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities and (d) securities in the Offering or the 2018 Plan, including any deemed issuance or automatic conversion of securities issued therein (including, for the avoidance of doubt, the issuance of shares upon conversion of convertible loans under the convertible financing agreements immediately prior to the closing of the Company’s initial public offering).

“Offering” means the private placement offering by the Company of a minimum of Seven Million Dollars ($7,000,000) and a maximum of Fourteen Million Dollars ($14,000,000) of the Company’s Ordinary Shares in connection with the offering the Warrants.

“Last Reported Sale Price” of the Ordinary Shares on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Ordinary Shares are traded. If the Ordinary Shares are not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Ordinary Shares in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. (or a similar organization or agency succeeding to its functions of reporting prices). If the Ordinary Shares (or such other security) are not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Ordinary Shares (or such other security) on the relevant date from a nationally recognized independent investment banking firm selected by the Company for this purpose.

“Listed Stock Transaction” means a Fundamental Transaction for which at least 90% of the consideration received or to be received by holders of Ordinary Shares, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ or appraisal rights, in connection with such Fundamental Transaction consists of ordinary shares, common shares or American Depositary shares that are listed or quoted on any of the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such Fundamental Transaction.

“Market Disruption Event” means (a) a failure by the primary U.S. national or regional securities exchange or market on which the Ordinary Shares are listed or admitted for trading to open for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Ordinary Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Ordinary Shares or in any options contracts or futures contracts relating to the Ordinary Shares.

“NIS” means the legal currency of Israel.

“Ordinary Share Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Ordinary Shares, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares.

“Ordinary Shares” means the ordinary shares of the Company, nominal value NIS 0.0000769 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on a Trading Market or, if the Ordinary Shares are not then listed on a Trading Market, on the principal other U.S. national or regional securities exchange on which the Ordinary Shares are then listed or admitted for trading.  If the Ordinary Shares are not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Specified Fundamental Transaction” means (I) one or more related transactions described in clause (i) of the first sentence of Section 3(e) where, immediately after giving effect thereto (x) the holders of all of the Company’s classes of common equity immediately prior to such transaction(s) own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction(s) in substantially the same proportions as such ownership immediately prior to such transaction(s), or (y) the Company will be the surviving entity or (II) a Listed Stock Transaction.

“Subsidiary” means any subsidiary of the Company and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Trading Day” means a day on which (i) there is no Market Disruption Event and (ii) the Ordinary Shares are traded on a Trading Market or, if the Ordinary Shares are not then listed on a Trading Market, on the principal other U.S. national or regional securities exchange on which the Ordinary Shares are then listed or, if the Ordinary Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Ordinary Shares are then traded; provided that if the Ordinary Shares are not so listed or traded, “Trading Day” means a Business Day.

“Trading Market” means any of the following markets or exchanges on which the Ordinary Shares are listed or quoted for trading on the date in question:  the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

“Transfer Agent” means American Stock Transfer & Trust Company, LLC, the current transfer agent for the Ordinary Shares and the Warrants, with a mailing address of 6201 15th Avenue, Brooklyn, New York 11219 and a phone number of (718) 921-8124 and any successor transfer agent for the Ordinary Shares and the Warrants.

“U.S. dollars” or “$” means United States dollars.

“VWAP” means, for any date, with respect to the Ordinary Shares or any other security, the price determined by the first of the following clauses that applies: (a) if the Ordinary Shares or such other security are then listed or quoted on a Trading Market, the daily volume-weighted average price per share of the Ordinary Shares or of such other security for such date (or the nearest preceding date) on the primary Trading Market on which the Ordinary Shares or such other security are then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Ordinary Shares or such other security are not then listed or quoted for trading on a Trading Market and if prices for the Ordinary Shares or such other security are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Ordinary Shares or such other security so reported, or (c) in all other cases, the fair market value of an Ordinary Share or such other security as determined, using a volume-weighted average method, by an independent appraiser selected in good faith by the holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the reasonable fees and expenses of which shall be paid by the Company.

“Warrant Agency Agreement” means that certain warrant agency agreement, dated as of the Initial Exercise Date, between the Company and the Warrant Agent.

“Warrant Agent” means the Transfer Agent and any successor warrant agent of the Company.

“Warrants” means the Series Investors Warrants issued by the Company.

Section 2.          Exercise.

a)          Exercise of Warrant.  Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company or the Warrant Agent (or such other office, agency or bank that the Company may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company), as applicable, of  a duly executed facsimile copy (or electronic copy, i.e. “PDF” or “TIF”, submitted by e-mail) of the Notice of Exercise in the form annexed hereto as Exhibit A (“Notice of Exercise”), to be delivered to the Warrant Agent; provided that any partial exercise of a Warrant hereunder must be in relation to a whole number of Warrant Shares.  On the Termination Date, this Warrant, to the extent not previously exercised or expired pursuant to Section 3(h), shall terminate and expire worthless. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required.  Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares so purchased.  The Warrant Agent shall reflect any such initial exercise on Schedule 1 hereto.  The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. Any reference in this Warrant to the issuance of a certificate or the certificates representing the Warrant Shares shall be deemed to be a reference to the book-entry issuance of such Warrant Shares. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

b)         Exercise Price.  The exercise price per Ordinary Share under this Warrant shall be $2.96, subject to adjustment hereunder (the “Exercise Price”); provided that in no event shall the Exercise Price be adjusted below the nominal value (or U.S. dollar equivalent) of the Ordinary Shares.

c)          Cashless Exercise.  The Holder may exercise this Warrant to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the arithmetic average of the VWAPs of the Ordinary Shares over each of the 10 consecutive Trading Days during the related Calculation Period;

(B) = the Exercise Price of this Warrant, as adjusted hereunder; and

(X) = the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant, assuming such exercise were by means of a cash exercise rather than a cashless exercise.

The parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the characteristics under the Securities Act of the Warrants being exercised. The Company agrees not to take any position contrary to this Section 2(c).

d)          Mechanics upon Exercise.

i.
Delivery of Warrant Shares Upon Exercise.  The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder (A) by crediting the Holder’s, or its designee’s, balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and such Warrant Shares are then eligible for sale by such Holder pursuant to Rule 144(b)(1)(i), and (B) otherwise by registering such Warrant Shares in the Company’s share register in the name of such Holder or its assignee, in each case, by the date that is two (2) Trading Days after the final day of the related Calculation Period (such date the “Warrant Share Delivery Date”).  The Warrant Shares shall be deemed to have been issued, and the Holder, or any other person so designated by the Holder to be named in the share register, shall be deemed to have become a holder of record of such shares for all purposes as of the final day of the related Calculation Period; provided that payment to the Company of all taxes required to be paid by the Holder, if any, pursuant to Section 2(d)(vi) have timely been made prior to the issuance of such shares; provided, further that if such final date of the Calculation Period is a date upon which the Ordinary Share transfer books of the Company are closed, such person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding day on which the Ordinary Share transfer books of the Company are open.  If the Company fails for any reason to deliver to the Holder the Warrant Shares subject to a Notice of Exercise by the Warrant Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the VWAP of the Ordinary Shares on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Warrant Share Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise.  The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable.

ii.	[Reserved.]

iii.
Rescission Rights.  If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

iv.
Compensation for Buy-In on Failure to Timely Deliver Warrant Shares Upon Exercise.  In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares in accordance with the provisions of Section 2(d)(i) above on or before the applicable Warrant Share Delivery Date (other than any such failure that is solely due to any action or inaction by the Holder with respect to such exercise), and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, Ordinary Shares to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Ordinary Shares so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of Ordinary Shares that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder.  For example, if the Holder purchases Ordinary Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of Ordinary Shares with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000.  The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Ordinary Shares upon exercise of the Warrant as required pursuant to the terms hereof.

v.
No Fractional Shares or Scrip.  No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant.  As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

vi.
Charges, Taxes and Expenses.  Issuance of Warrant Shares shall be made without charge to a Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto as Exhibit B duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.  The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

vii.	Closing of Books. The Company will not close its shareholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

e)          Holder’s Exercise Limitations.  The Company shall not effect any exercise of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below); provided, that this restriction shall not apply with respect to exercises of this Warrant to the extent that such Holder together with its Affiliates and Attribution Parties beneficially owned in excess of the Beneficial Ownership Limitation prior to the Initial Exercise Date.  For purposes of the foregoing sentence, the number of Ordinary Shares beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of Ordinary Shares issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of Ordinary Shares which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Ordinary Share Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties.  Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith.  To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercises of this Warrant that are not in compliance with the Beneficial Ownership Limitation.  In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  For purposes of this Section 2(e), in determining the number of outstanding Ordinary Shares, a Holder may rely on the number of outstanding Ordinary Shares as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of Ordinary Shares outstanding.  Upon the written request of a Holder, the Company shall within two Business Days confirm in writing to the Holder the number of Ordinary Shares then outstanding.  In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding Ordinary Shares was reported.  The “Beneficial Ownership Limitation” shall be 4.99% of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary Shares issuable upon exercise of this Warrant.  The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(e), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary Shares upon exercise of this Warrant held by the Holder and the provisions of this Section 2(e) shall continue to apply.  Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company.  The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

Section 3.          Certain Adjustments.

a)          Stock Dividends and Splits.  If the Company, at any time while this Warrant is outstanding:  (i) pays a stock dividend or otherwise makes a distribution or distributions payable in Ordinary Shares on its Ordinary Shares or any Ordinary Share Equivalents or preferred stock (which, for avoidance of doubt, shall not include any Ordinary Shares issued by the Company upon exercise of this Warrant or upon exercise of any other warrants to purchase Ordinary Shares outstanding as of the Initial Exercise Date or any securities issued pursuant to the Offering), (ii) subdivides outstanding Ordinary Shares into a larger number of shares or (iii) combines (including by way of reverse stock split) outstanding Ordinary Shares into a smaller number of shares, then the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares (excluding any treasury shares of the Company) outstanding immediately before such event and of which the denominator shall be the number of Ordinary Shares outstanding immediately after such event, and the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged.  Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

b)          Adjustment Upon Issuance of Ordinary Shares.  If within one (1) year after December 11, 2019 (the “Issuance Date”), the Company issues or sells, or in accordance with this Section 3(b) is deemed to have issued or sold, any Ordinary Shares and/or Ordinary Share Equivalents (including the issuance or sale of Ordinary Shares owned or held by or for the account of the Company, but excluding any Exempt Issuance issued or sold or deemed to have been issued or sold) for a consideration per share (the “New Issuance Price”) less than a price equal to $2.37 (as adjusted in proportion with any adjustments made from time to time to the Exercise Price pursuant to this Section 3, the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then immediately upon such Dilutive Issuance, the Exercise Price then in effect shall be reduced to the New Issuance Price.

For all purposes of the foregoing (including, without limitation, determining the adjusted Exercise Price and the New Issuance Price under this Section 3(b)), the following shall be applicable:

i.
Issuance of Options.  If the Company in any manner grants or sells any rights, warrants or options to subscribe for or purchase Ordinary Shares or Ordinary Share Equivalents (“Options”) and the weighted average price per share for which one Ordinary Share is, as of the time of such grant or sale, at any time issuable upon the exercise of the Options so granted or sold or upon conversion, exercise or exchange of any Ordinary Share Equivalents issuable upon exercise of such Options or otherwise pursuant to the terms thereof is less than the Applicable Price, then the Ordinary Shares underlying such Options shall be deemed to have been issued and sold for purposes of the adjustment under this Section 3(b) at the time of the granting or sale of such Options for such price per share.  For purposes of this Section 3(b)(i), the “weighted average price per share for which one Ordinary Share is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Ordinary Share Equivalents issuable upon exercise of any such Options or otherwise pursuant to the terms thereof” shall be equal to the arithmetic average of the sums of the amounts of consideration (if any) received or receivable by the Company with respect to each Ordinary Share issuable upon the granting or sale of the relevant Options, upon exercise of such Options and upon conversion, exercise or exchange of any Ordinary Share Equivalents issuable upon exercise of such Options or otherwise pursuant to the terms thereof.  Except as contemplated below, no further adjustment of the Exercise Price shall be made upon the actual issuance of such Ordinary Shares or of such Ordinary Share Equivalents upon the exercise of such Options or otherwise pursuant to the terms of or upon the actual issuance of such Ordinary Shares upon conversion, exercise or exchange of such Ordinary Share Equivalents.

ii.
Issuance of Ordinary Share Equivalents.  If the Company in any manner issues or sells any Ordinary Share Equivalents and the weighted average price per share for which one Ordinary Share is, as of the time of such issuance or sale, at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof is less than the Applicable Price, then the Ordinary Shares underlying such Ordinary Share Equivalents shall be deemed to have been issued and sold for purposes of the adjustment under this Section 3(b) at the time of the issuance or sale of such Ordinary Share Equivalents for such price per share.  For the purposes of this Section 3(b)(ii), the “weighted average price per share for which one Ordinary Share is issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof” shall be equal to (1) the arithmetic average of the sums of the amounts of consideration (if any) received or receivable by the Company with respect to each Ordinary Share underlying the relevant Ordinary Share Equivalents upon the issuance or sale of such Ordinary Share Equivalents and upon conversion, exercise or exchange of such Ordinary Share Equivalents or otherwise pursuant to the terms thereof minus (2) the arithmetic average of the sums (determined on a per share basis with respect to the Ordinary Shares underlying each such Ordinary Share Equivalent) of (I) all amounts paid or payable to the holder(s) of each such Ordinary Share Equivalent (or any other Person) upon the issuance or sale of each such Ordinary Share Equivalent plus (II) the value of any other consideration received or receivable by, or benefit conferred on, the holder(s) of each such Ordinary Share Equivalent (or any other Person).  Except as contemplated below, no further adjustment of the Exercise Price shall be made upon the actual issuance of such Ordinary Shares upon conversion, exercise or exchange of such Ordinary Share Equivalents or otherwise pursuant to the terms thereof, and if any such issuance or sale of such Ordinary Share Equivalents is made upon exercise of any Options for which adjustment of the Warrant has been or is to be made pursuant to other provisions of this Section 3(b), except as contemplated below, no further adjustment of the Exercise Price shall be made by reason of such issuance or sale.

iii.
Change in Option Price or Rate of Conversion.  If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Ordinary Share Equivalents, or the rate at which any Ordinary Share Equivalents are convertible into or exercisable or exchangeable for Ordinary Shares increases or decreases at any time (other than proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 3(a)), the Exercise Price in effect at the time of such increase or decrease shall be adjusted as provided in this Section 3(b) as if such Options or Ordinary Share Equivalents were a new issuance and sale as of the time of such increase or decrease.  For purposes of this Section 3(b)(iii), if the terms of any Option or Ordinary Share Equivalent that was outstanding as of the Issuance Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Ordinary Share Equivalents and the Ordinary Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease.  No adjustment pursuant to this Section 3(b) shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

iv.
Calculation of Consideration Received.  If any Option and/or Ordinary Share Equivalent and/or Adjustment Right (each, a “Component Security”) is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company (“Units”), together comprising one integrated transaction, the Exercise Price in effect at the time of such issuance or sale or deemed issuance or sale shall be adjusted in accordance with the formula in the first paragraph of this Section 3(b) based on clauses (b)(i) and (b)(ii) above, as applicable, based on the Company’s allocation of the purchase price among the different Component Securities included in the Units issued or sold or deemed to be issued or sold in such transaction.  If any Ordinary Shares, Options or Ordinary Share Equivalents are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount of consideration received by the Company therefor.  If any Ordinary Shares, Options or Ordinary Share Equivalents are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the arithmetic average of the VWAPs of such security for each of the five (5) Trading Days immediately preceding the date of receipt.  If any Ordinary Shares, Options or Ordinary Share Equivalents are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Ordinary Shares, Options or Ordinary Share Equivalents (as the case may be).  The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Holder.  If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder.  The determination of such appraiser shall be final and binding upon all parties absent manifest error and the reasonable fees and expenses of such appraiser shall be borne by the Company.

v.
Record Date.  If the Company takes a record of the holders of Ordinary Shares for the purpose of entitling them (A) to receive a dividend or other distribution payable in Ordinary Shares, Options or in Ordinary Share Equivalents or (B) to subscribe for or purchase Ordinary Shares, Options or Ordinary Share Equivalents, then such record date will be deemed to be the date of the issuance or sale of the Ordinary Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

c)          Subsequent Rights Offerings.  In addition to any adjustments pursuant to Section 3(a) above, if at any time during which this Warrant is outstanding the Company grants, issues or sells any Ordinary Share Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Ordinary Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Ordinary Shares acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Ordinary Shares as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until the earlier of (i) such time, if ever, as the delivery to such Holder of such Purchase Right to such extent would not result in the Holder exceeding the Beneficial Ownership Limitation and (ii) such time as the Holder has exercised this Warrant).

d)          Pro Rata Distributions.  During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Ordinary Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin-off, corporate rearrangement, scheme of arrangement or other similar transaction, other than (x) a reclassification as to which Section 3(e) applies or (y) any issuance, deemed issuance or automatic conversion of securities in the Offering or the 2018 Plan) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of Ordinary Shares acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the participation in such Distribution; provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any Ordinary Shares as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until the earlier of (i) such time, if ever, as the delivery to such Holder of such portion would not result in the Holder exceeding the Beneficial Ownership Limitation and (ii) such time as the Holder has exercised this Warrant.

e)          Fundamental Transaction.  If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions (other than, for the avoidance of doubt, pursuant to a licensing arrangement so long as, after giving effect to such arrangement, the Ordinary Shares are listed or quoted on a Trading Market), (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Ordinary Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Ordinary Shares, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares are effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding Ordinary Shares (not including any Ordinary Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of shares of capital stock of the successor or acquiring corporation or Ordinary Shares of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Ordinary Shares for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant).  For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Ordinary Share in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Ordinary Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction.  Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction) (other than (x) a Fundamental Transaction that is not within the Company’s control, including not approved by the Company’s Board of Directors, or (y) a Specified Fundamental Transaction, in each case, as to which this right shall not apply), purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction; provided, however, that, if the Fundamental Transaction is not within the Company’s control, including not approved by the Company’s Board of Directors, the Holder shall be entitled to receive from the Company or any Successor Entity, upon exercise at any time concurrently with, or within 30 days after, the date of consummation of such Fundamental Transaction, the same type or form of consideration (and in the same proportion), at the Black Scholes Value (as defined below) of the unexercised portion of this Warrant, that is being offered and paid to the holders of Ordinary Shares in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Ordinary Shares are given the choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction. “Black Scholes Value” means the value of this Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the 100 day volatility obtained from the HVT function on Bloomberg as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction, (C) an underlying price per share equal to the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date.  The payment of any Black Scholes Value payable in cash pursuant to the second immediately preceding sentence will be made by wire transfer of immediately available funds within five Business Days of the Holder’s election (or, if later, on the effective date of the Fundamental Transaction).  The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 3(e) pursuant to written agreements prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the Ordinary Shares acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the Ordinary Shares pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction).  Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of, the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein.

f)          Calculations.  The Company shall make all calculations under this Section 3 to the nearest cent or the nearest 1/100th of a share, as the case may be.  For purposes of this Section 3, except as otherwise expressly set forth herein, the number of Ordinary Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Ordinary Shares (excluding treasury shares, if any) issued and outstanding.

g)          Notice to Holder.

i.
Adjustment to Exercise Price.  Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by facsimile or e-mail a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

ii.
Notice to Allow Exercise by Holder.  If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Ordinary Shares, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Ordinary Shares, (C) the Company shall authorize the granting to all holders of the Ordinary Shares rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Ordinary Shares, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Ordinary Shares are converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or e-mail to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of record of the Ordinary Shares to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of record of the Ordinary Shares shall be entitled to exchange their Ordinary Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.  To the extent that any notice required by this Warrant constitutes, or contains, material, non-public information regarding the Company, the Company shall simultaneously file such notice with the Commission pursuant to a Report on Form 6-K.  The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

h)          Early Termination upon Satisfaction of Sale Price Condition. The Company may accelerate the Termination Date of this Warrant upon written notice to the Holder at any time if the Last Reported Sale Price exceeds $4.74 (as adjusted in proportion with any adjustments made from time to time to the Exercise Price pursuant to Section 3) for a ten (10) consecutive Trading Day period. In the 30 calendar days following the date the acceleration notice is given in accordance with this Section 3(h) (the “Early Termination Exercise Period”), Holders may exercise this Warrant or a portion of the Warrant in accordance with Section 2(a) and Section 2(c). Any Warrants not exercised by 5:00 p.m., New York City Time, on the last day of the Early Termination Exercise Period shall terminate and expire worthless.

Section 4.          Transfer of Warrant.

a)          Transferability.  Subject to the Holder’s compliance with the transfer restrictions set forth in Section 6 of the Warrant Agency Agreement, a Holder’s interest in this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, delivery to the Warrant Agent of a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer.  Upon such delivery and, if required, such payment, the Warrant Agent shall record such interest in this Warrant in the Warrant Register in the name of the assignee or assignees, as applicable.

b)          [Reserved.]

c)          Warrant Register.  The Warrant Agent shall register this Warrant, upon records to be maintained by the Warrant Agent for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time.  The Company and the Warrant Agent may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

Section 5.          Miscellaneous.

a)          No Rights as Shareholder Until Exercise.  This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a shareholder of the Company until the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3.

b)          Loss, Theft, Destruction or Mutilation of Warrant.  The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

c)          Saturdays, Sundays, Holidays, etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

d)          Authorized Shares.

The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Ordinary Shares a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant.  The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant.  The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Ordinary Shares may be listed.  The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its articles of association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment.  Without limiting the generality of the foregoing, the Company will (i) not increase the nominal value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in nominal value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

e)          Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Warrant (whether brought against a party hereto or their respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.  If either party shall commence an action, suit or proceeding to enforce any provisions of this Warrant, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for their reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

For the avoidance of doubt, matters involving the rights of shareholders, issuance of Ordinary Shares and the validity of Ordinary Shares shall be governed by the laws of Israel.

f)          Restrictions.  The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant will have restrictions upon resale imposed by state and federal securities laws.

g)          Nonwaiver and Expenses.  No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

h)          Notices.  Any notices, consents, waivers or other document or communications required or permitted to be given or delivered under the terms of this Warrant must be in writing and will be deemed to have been delivered:  (i) upon receipt, if delivered personally; (ii) when sent, if sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) when sent, if sent by e-mail (provided that such sent e-mail is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s e-mail server that such e-mail could not be delivered to such recipient) and (iv) if sent by overnight courier service, one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same.  If notice is given by facsimile or email, a copy of such notice shall be dispatched no later than the next business day by first class mail, postage prepaid.  The addresses, facsimile numbers and e-mail addresses for such communications shall be:

If to the Company:

Entera Bio Ltd.
37 Walnut Street, Suite 300
Wellesley Hills, MA 02481
Attention: Adam Gridley, CEO
Email: adam@enterabio.com

With a copy to:

Email: Notice@enterabio.com

And with a copy (for informational purposes only) to:

Gil Savir, Esq.
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Email: gil.savir@davispolk.com

and

Yair Geva, Adv.
Ron Ben Menachem, Adv.
Tomer Farkash, Adv.
Herzog Fox & Neeman
4 Weizmann Street
Tel Aviv 6423904, Israel
+972 (3) 692-2020

If to the Warrant Agent, to its address, facsimile number or e-mail address set forth in Exhibit A.

If to a Holder, to its address, facsimile number or e-mail address set forth herein or on the books and records of the Company.

Or, in each of the above instances, to such other address, facsimile number or e-mail address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party at least five (5) days prior to the effectiveness of such change.  Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date and recipient facsimile number or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iv) above, respectively.  A copy of the e-mail transmission containing the time, date and recipient e- mail address shall be rebuttable evidence of receipt by e-mail in accordance with clause (iii) above.

i)          Limitation of Liability.  No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Ordinary Shares or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

j)          Remedies.  The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant.  The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

k)          Successors and Assigns.  Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder.  The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

l)          Amendment.  With the consent of Holders of the Warrants entitled, upon exercise hereof, to receive not less than a majority of the Ordinary Shares issuable under this Warrant Certificate, the Company and the Warrant Agent may modify this Warrant Certificate for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Warrant Certificate or modifying in any manner the rights of the Holders of the Warrants; provided, however, that no material modifications, including (i) modification of the terms of Section 2(a), Section 2(b), Section 2(c) or to the adjustments described in Section 3 hereunder or (ii) modifications reducing the percentage required for consent to modification of this Warrant Certificate, in each case, may be made without the consent of the Holder of each relevant outstanding Warrant affected thereby. The determination of whether any modification is material shall be made in good faith by the Company.

m)          Severability.  Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

n)          Headings.  The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

o)          Warrant Agency Agreement.  This Warrant is issued subject to the Warrant Agency Agreement.  To the extent any provision of this Warrant conflicts with the express provisions of the Warrant Agency Agreement, the provisions of this Warrant shall govern and be controlling.

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(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

ENTERA BIO LTD.

By:
Name
Title

SCHEDULE 1

SCHEDULE OF EXCHANGES OR EXERCISES OF WARRANTS

ENTERA BIO LTD.
Investors Warrants

The initial number of Warrant Shares issuable upon exercise of this Warrant is [_______].  The following increases or decreases in such number of Warrant Shares have been made:

Date of exchange	Amount of decrease in number of Warrant Shares	Amount of increase in number of Warrant Shares	Number of Warrant Shares following such decrease or increase	Signature of authorized signatory of Warrant Agent

EXHIBIT A

NOTICE OF EXERCISE

TO:	ENTERA BIO LTD.

(1) The undersigned hereby elects to exercise this Warrant with respect to _______ underlying Warrant Shares pursuant to the terms of the attached Warrant and tenders herewith payment of any applicable transfer taxes.

(2) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following DWAC Account Number:

[SIGNATURE OF HOLDER]

Name of Investing Entity:
Signature of Authorized Signatory of Investing Entity:
Name of Authorized Signatory:
Title of Authorized Signatory:
Date:

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information.  Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Phone Number:

Email Address:

Dated:  _______________ __, ______
Holder’s Signature:__________________
Holder’s Address:  ___________________